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                                                                   Exhibit 10(5)

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by HYCOR BIOMEDICAL INC., a Delaware corporation ("Company"), and DAVID DAVOUDZADEH, Ph.D. ("Davoudzadeh").

               WHEREAS, the Company desires to employ Davoudzadeh in an executive capacity, Davoudzadeh desires to accept such employment, and the parties desire to document the terms and conditions of their employment relationship,

               NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement and for other valuable consideration, the parties agree as follow:

        1. Employment: Davoudzadeh shall be employed as a Vice President of the Company reporting to the President, and shall faithfully and diligently perform all duties and responsibilities required of such position or assigned by the President from time to time, including service on behalf of the Company's subsidiary and affiliated companies.

        2. Term: This Agreement and Davoudzadeh's employment shall be for a term of two (2) years commencing on November 15, 2002, and expiring on November 15, 2004.

        3. Compensation: In consideration for all services to be performed under this Agreement, Davoudzadeh shall receive the following compensation:

               A. Salary: Davoudzadeh shall be paid a base salary at the rate of One Hundred Seventy Thousand Dollars ($170,000) per year and be paid in accordance with the Company's regular payroll practice. Annually, the Board of Directors, upon the recommendation of the President, shall review Davoudzadeh's performance with a view toward increasing his salary.

               B. Bonus: Davoudzadeh shall be entitled to participate in the Company's Annual Executive Incentive Plan, subject to all of the terms and conditions set forth in said plan, as amended from time to time, as long as such plan remains in effect, and to participate in any successor or similar incentive plan available to management personnel of comparable status with the Company or its affiliates. Nothing herein or in said plan shall constitute a guarantee of Davoudzadeh's employment by the Company, or a limitation on the Company's rights under this Agreement, or limitation on the Company's rights to amend or terminate any plan.

               C. Employee Benefit Plans: Davoudzadeh shall be entitled to participate in all employee benefit plans, including group medical, dental, visual, and life insurance, pension, profit sharing, group and individual disability income, stock option, vacation, and other benefit plans, on terms commensurate with the benefits awarded

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management personnel of comparable status with the Company or any affiliate of the Company.

               D. Expense Reimbursement: The Company shall reimburse Davoudzadeh for all reasonable expenses that he necessarily incurs in connection with his employment and for which he presents adequate documentation in accordance with Company policies in effect from time to time.

        4. Termination: This Agreement and Davoudzadeh's employment are subject to immediate termination at any time as follows:

                A. Death: This Agreement shall terminate immediately upon Davoudzadeh's death, in which event the Company's only obligations shall be (i) to pay all compensation owing for services rendered by Davoudzadeh prior to the date of his death; and (ii) to continue paying Davoudzadeh's base salary to his estate for a period of thirty (30) days after this death.

                B. Disability: In the event that Davoudzadeh is disabled from performing his assigned duties under this Agreement due to illness or injury for a period in excess of one hundred eighty (180) days.

                C. Termination for Cause: The Company may terminate this Agreement for cause immediately upon written notice to Davoudzadeh in the event Davoudzadeh (i) engages in any material misconduct, willful breach, or habitual neglect of his duties as an officer of the Company,
        (ii) fails to perform his duties satisfactorily after written notice and a reasonable opportunity to perform as determined by the President, or
        (iii) is finally convicted of a felony. In either event, the Company's sole obligation to Davoudzadeh in lieu of all claims for compensation or damages shall be to pay all compensation owing for services rendered by Davoudzadeh prior to the date of termination under this subsection.

                D. Termination Without Cause: The Company in its sole discretion may terminate this Agreement without cause or prior warning immediately upon written notice to Davoudzadeh. For purposes of this Section 4D, any resignation following a substantial reduction in Davoudzadeh's salary, duties or responsibilities shall constitute an involuntary termination without cause. In the event of a termination under this Section 4D the Company shall pay all compensation owing for services rendered by Davoudzadeh prior to the date of termination, shall pay a lump-sum severance benefit equal to six (6) months after the termination, or the remaining term of this Agreement, whichever is shorter, and shall continue to provide Davoudzadeh at Company expense all medical, disability and insurance benefits available to him at the time of termination for a period of six (6) months after the termination or the remaining term of this Agreement, whichever is shorter.

                E. Company's Obligations Under this Agreement Exclusive: The benefits set forth in subsections A through D above (which benefits, in the event


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        of termination pursuant to subsections A, C, or D, include payment for services rendered prior to termination as provided in such subsections), as applicable, constitute the sole obligations of the Company to Davoudzadeh upon a termination and are in lieu of any damages or other compensation that Davoudzadeh may claim under other Company policies in connection with this Agreement. The benefits on termination in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application. Davoudzadeh expressly acknowledges that certain Company benefit or incentive plans provide for vesting in, or award of, benefits based on employment on or through particular dates and that nothing in this Agreement entitles him to partial vesting or partial awards under such plans. Any payments under Section 4D relating to any incentive or bonus plan are expressly acknowledged to be benefits under this Agreement and not an interpretation or modification of any such plan.

                F. Resignation as Officer: In the event of any termination pursuant to this Section 4, Davoudzadeh shall be deemed to have resigned as an officer of the Company if he was serving in such capacity at the time of termination.

        5. Confidentiality: Davoudzadeh acknowledges and agrees that he has been and will continue to be entrusted with certain trade and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.

                A. During the entire term of his employment with the Company and for two years thereafter, Davoudzadeh shall not disclose or exploit any Confidential Information except for the sole benefit of the Company or with its express written consent.

                B. During the entire term of his employment by the Company and for one year thereafter, Davoudzadeh shall not directly or indirectly solicit any actual or potential customer of the Company or its subsidiary and affiliated companies for any business that competes directly or indirectly with the Company, except for the sole benefit of the Company or with its express written consent.

                C. During the entire term of his employment by the Company and for one year thereafter, Davoudzadeh shall not induce or attempt to induce any employee of the Company to leave the Company's employ except for the sole benefit of the Company or with its express written consent.


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                D. In the event any provision in this Section 5 is more
        restrictive than allowed by the law of any jurisdiction in which the Company seeks enforcement, such provision shall be deemed amended and shall then be fully enforceable to the extent permitted by such law.

                E. Davoudzadeh acknowledges and agrees that any violation of this Section 5 would cause immediate irreparable damage to the Company, and that it would be extremely difficult or impossible to determine the amount of damage caused to the Company. Davoudzadeh therefore agrees that the Company's remedies at law are inadequate, and hereby consents to issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any remedies the Company may have at law or in equity.

        6. Inventions: Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by Davoudzadeh during or as the result of his employment with the Company shall constitute the sole and exclusive property of the Company. Davoudzadeh shall disclose all such matters to the Company, assign all right, title and interest he may have in them, and cooperate with the Company in obtaining and perfecting any patent, copyright, trademark, or other legal protection. This Section 6 shall not apply to any invention which qualified fully under California Labor Code Section 2870, a true copy of which is attached to this Agreement as Exhibit A.

        7. Conflict of Interest:During the term of this Agreement, Davoudzadeh shall devote his time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of his duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the President.

        8. Employee Benefit Plans: All of the employee benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law. Nothing in this Agreement shall impair the Company's right to amend, modify, replace and terminate any and all such plans in its sole discretion as provided by law, or to terminate this Agreement in accordance with its terms. This Agreement is for the sole benefit of Davoudzadeh and the Company, and is not intended to create an employee benefit plan to modify the term of existing plans.

        9. Assignment: This Agreement may not be assigned by Davoudzadeh, but may be assigned by the Company to any successor in interest to its business. In the event the Company does not survive any merger, acquisition, or other reorganization, it shall make a reasonable effort to obtain an assumption of this Agreement by the surviving entity in such merger, acquisition, or other reorganization, but the failure to obtain such assumption shall not prevent or delay such merger, acquisition, or other reorganization or relieve the Company of its other obligations under this Agreement. This Agreement shall


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bind and inure to the benefit of the Company's successors and assigns, as well as Davoudzadeh's heirs, executors, administrators, and legal representatives.

        10. Notices: All notices required by this Agreement may be delivered by first-class mail at the following addresses:

               To the Company:  Hycor Biomedical Inc.
                                7272 Chapman Avenue
                                Garden Grove, CA 92841

               To Davoudzadeh:  David Davoudzadeh, Ph.D
                                8366 Moller Ranch Dr.
                                Pleasanton, CA 94588

        11. Amendment: This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced.

        12. Choice of Law: This Agreement shall be governed by the laws of the state of California.

        13. Partial Invalidity: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

        14. Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

        15. Complete Agreement: This Agreement and the Employment Offer letter by the Company contain the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements, including Davoudzadeh's previous employment contracts, which shall have no further force and effect.

DAVID DAVOUDZADEH, Ph.D,

  /s/ David Davoudzadeh                            Dated:  October 21,2002
------------------------------------                       ---------------
HYCOR BIOMEDICAL INC.

By:  /s/ J. David Tholen                           Dated:  October 22, 2002
------------------------------------                       ----------------
     J. David Tholen
     President and Chief Executive Officer


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                                    EXHIBIT A

                       CALIFORNIA LABOR CODE SECTION 2870

                   EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RENTS


(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply t an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

        (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.


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